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                                                                    EXHIBIT 3.7

                          POLICY STATEMENT REGARDING
    GLOBAL CROSSING TRACKING STOCK AND GLOBALCENTER TRACKING STOCK MATTERS

1. General Policy

     It is the policy of the Board of Directors of Global Crossing Ltd. ("Global Crossing") that:

       (A) all material matters as to which the holders of Global Crossing Group Stock and GlobalCenter Group Stock may have potentially divergent interests shall be resolved in a manner that the Board of Directors or the Capital Stock Committee of the Board of Directors determines to be in the best interests of Global Crossing, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate series of Common Stock of Global Crossing; and

       (B) a process of fair dealing will govern the relationship and the means by which the terms of any material transaction between the Groups will be determined.

2. Role of Capital Stock Committee

     The Capital Stock Committee will have and exercise such powers, authority and responsibilities as the Board may delegate to such Committee, which will initially include authority to (a) interpret, make determinations under, and oversee the implementation of these policies, (b) adopt additional general policies governing the relationship between the Global Crossing Group and the GlobalCenter Group, and (c) engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties. In making determinations in connection with these policies, the members of the Board and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law.

3. Corporate Opportunities

     The Board of Directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the Global Crossing Group and the GlobalCenter Group, in whole or in part, in a manner it considers to be in the best interests of Global Crossing as contemplated by this Policy Statement. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either Group, it will be allocated by the Board of Directors in its business judgment or in accordance with procedures adopted by the Board of Directors from time to time to ensure that decisions will be made in the best interests of Global Crossing. Any such allocation may involve the consideration of a number of factors that the Board of Directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the existing scope of a Group's business and whether a Group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired assets or business or assumed liability.

4. Relationships Between Groups

     Global Crossing will seek to manage the Global Crossing Group and the GlobalCenter Group in a manner designed to maximize the operations, unique assets and values of both Groups, and with complementary deployments of personnel, capital and facilities.

  (A) Exclusive Provision of Services

       (i) The Global Crossing Group will be the exclusive provider of GBLX Services to the GlobalCenter Group. As such, the Global Crossing Group will have the exclusive right to provide GBLX Services and related products and services to the GlobalCenter Group.

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     For purposes of the foregoing, "GBLX Services" means:

         (a) Internet Protocol transit service.

         (b) Dedicated Internet access.

         (c) Dial Internet access.

         (d) IP virtual private network.

         (e) IP exchange services--conditioned space for GBLX customers' routers for interconnection with GBLX and other provider networks.

       (ii) The GlobalCenter Group will be the exclusive provider of GCTR Services to the Global Crossing Group. As such, the GlobalCenter Group will have the exclusive right to provide GCTR Services and related products and services to the Global Crossing Group.

     For purposes of the foregoing, "GCTR Services" means:

         (a) Complex web hosting--Data Centers conditioned space and related services.

         (b) Data Center professional services--consulting, engineering, and other technology support services.

         (c) Data Center equipment hardware and software sales and support.

         (d) Value added services to support hosting and distribution, including but not limited to:

                    .  Storage-on-demand

                    .  Database

                    .  Security

                    .  Consulting services

                    .  Disaster recovery

                    .  Application hosting

                    .  Monitoring

                    .  Staging, sparing and laboratory test services

                    .  Managed services

  (B) Network and Service Management

       (i) Network and Services Management Committee.

         A committee of three senior executives from each Group will be formed to provide management and direction designed to fully implement this Policy with respect to the various services to be provided by one Group to the other (the "Network and Services Management Committee"). In particular, the Network and Services Management Committee will (1) review and agree on data center bandwidth requirements by location and volume, (2) review and agree on network expansion plans as required to support the data centers and (3) establish service level targets for the data center connections and track performance against those targets.

       (ii) Service Level Agreement.

         Each Group will guarantee a level of service for the services it provides to the other Group that meets the standards committed to by the other Group to its customers and which have been approved by the Network and Services Management Committee.

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       (iii) Monitoring.

         The GlobalCenter Group will have the right to monitor from its Data Center the related portion of the Global Crossing Internet Protocol network that the GlobalCenter Group relies upon to provide services to its customers as part of an integrated service offering. The monitoring rights will give the GlobalCenter Group the capability to view and monitor the end-to-end service in the same manner that the Global Crossing Group views the network. As determined by the Network and Services Management Committee, the GlobalCenter Group will either become one of or have the same monitoring capabilities as one of the Global Crossing network operations centers.

     (C) Terms of Inter-Group Transactions. All material transactions in the ordinary course of business between the Global Crossing Group and the GlobalCenter Group, including those described in Paragraph 4(A), are intended, to the extent practicable, to be on terms consistent with those that would be applicable to arm's-length dealings with unrelated third parties, taking into account a number of factors, including quality, availability, volume and pricing. In particular, the pricing for the access to its network provided by the Global Crossing Group to the GlobalCenter Group will be preferred market-based pricing, taking into account volume, term, the exclusive nature of the arrangement and any guarantee of service levels provided by the Global Crossing Group.

     (D) Marketing of Services. As a general matter, each Group will continue to design, develop, deploy, produce, market, sell and service their own service offerings and choose their own selected sales channels. In addition, each Group will cooperate with the other in providing the use of their respective sales channels to offer their respective services. Each Group will operate in a manner that takes into account the other's expansion, acquisition, deployment, marketing and sales plans, with the goal of minimizing overlaps and conflicts between the two Groups.

     (E) Other Transfer of Assets and Liabilities. Global Crossing may reallocate assets (including cash) and liabilities between the Global Crossing Group and the GlobalCenter Group in addition to transfers resulting from commercial transactions in the ordinary course of business of the Groups described in Paragraph 4(C). Any reallocation of assets and liabilities between the Groups not in the ordinary course of their respective businesses shall be effected by:

       (i) the reallocation by the transferee Group to the transferor Group of other assets or consideration or liabilities;

       (ii) the creation of inter-group debt owed by the transferee Group to the transferor Group;

       (iii) the reduction of inter-group debt owed by the transferor Group to the transferee Group;

       (iv) the creation of, or an increase in, an Inter-Group Interest in the transferee Group held by the transferor Group;

       (v) the reduction of an Inter-Group Interest in the transferor Group held by the transferee Group; or

       (vi) a combination of any of the foregoing,

   in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor Group and, in the case of the creation of or an increase or decrease in an Inter-Group Interest, in accordance with the provisions of the Certificate of Designations. The Board of Directors will approve any creation of, or increase or decrease in, an Inter-Group Interest.

     (F) Cash Management. Global Crossing will continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of debt and the issuance and repurchase of Common Stock and preferred stock for the account of each Group.

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     (G) Financing Arrangements. Loans from the Global Crossing or the
GlobalCenter Group to the other Group will be made at the weighted average interest rate of the consolidated indebtedness of Global Crossing Ltd. and on such other terms and conditions as the Board of Directors or the Capital Stock Committee of the Board of Directors determines to be in the best interests of Global Crossing. Any fees incurred in connection with debt incurred for a particular Group will be allocated to the borrowing Group.

     (H) Intellectual Property. Global Crossing will manage on a centralized basis the intellectual property of Global Crossing attributed to the Groups, except that the GlobalCenter Group will manage the intellectual property attributed to it that is owned by the companies in the GlobalCenter Group.

     Each Group will have the right to use the intellectual property attributed to the other Group for appropriate business activities on appropriate terms.

     Any fees obtained through the sale or licensing of intellectual property will be principally allocated to the Group that paid to develop the intellectual property sold or licensed. If the intellectual property being sold or licensed was jointly developed by the Groups and the Groups agree to allocate fees obtained in proportion to the development costs incurred by each Group, then any fees obtained through the sale or licensing will be so allocated. If such intellectual property was not predominantly developed by any one Group or was jointly developed by the Groups but the Groups do not agree to allocate fees obtained in proportion to costs incurred, then any fees obtained through such sale or licensing will be allocated using the same general allocation as overhead expenses.

5. Dividend Policy

     Subject to the limitations set forth in the Certificate of Designations, any preferential rights of any series of preferred stock of Global Crossing, and to the limitations of applicable law, holders of shares of Global Crossing Stock or GlobalCenter Stock will be entitled to receive dividends on such stock when, as and if authorized and declared by the Board of Directors.

     The payment of dividends on either class of Common Stock will be a business decision to be made by the Board of Directors from time to time based upon the results of operations, financial condition and capital requirements of the relevant Group and such other factors as the Board of Directors considers relevant. Payment of dividends may be restricted by loan agreements, indentures and other transactions entered into by Global Crossing from time to time. Because both Groups are expected to require significant capital commitments to finance their respective operations and fund future growth, Global Crossing does not expect to pay any dividends on either class of Common Stock for the foreseeable future.

6. Financial Reporting; Allocation Matters

     (A) Financial Reporting. Global Crossing will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, consolidated financial statements of Global Crossing and combined financial statements of each of the Global Crossing Group and the GlobalCenter Group (for so long as the related class of Common Stock is outstanding). The combined financial statements of each Group will reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

     (B) Shared Corporate Services. A portion of Global Crossing's shared corporate services (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning, investor relations and corporate technology) will be allocated to the Global Crossing Group and the GlobalCenter Group based upon specific identification of such services used by that Group. Where determinations based on use alone are impracticable, other methods and criteria shall be used that management believes are fair and provide a reasonable estimate of the cost attributable to the Groups.

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7. GlobalCenter Inc. Board of Directors

     The board of directors of GlobalCenter Inc. shall at all times be composed of six directors nominated by the Board of Directors of Global Crossing Ltd. and five directors nominated by the Chief Executive Officer of GlobalCenter Inc. The board of directors of GlobalCenter Inc. shall have the authority to:

       (i) appoint officers of GlobalCenter Inc.;

       (ii) approve the budget of the GlobalCenter Group;

       (iii) approve any acquisitions of businesses that are attributed to the GlobalCenter Group;

       (iv) approve the incurrence of indebtedness at GlobalCenter Inc. of up to 25% of the market capitalization of GlobalCenter group stock; and

       (v) approve the issuance of capital stock of GlobalCenter Inc. or the issuance of GlobalCenter group stock by Global Crossing Ltd.

   With respect to the last three items, the board of directors of GlobalCenter Inc. shall only have such authority to the extent that such actions would not have any adverse effect on Global Crossing Ltd.

8. Amendment and Modification of Policy

     This Policy Statement and any resolution implementing the provisions hereof may at any time and from time to time be amended, modified or rescinded by the Board of Directors, and the Board of Directors may adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as the Board of Directors may determine, consistent with its fiduciary duties to Global Crossing.

9. Definitions

     Capitalized terms not defined in this Policy Statement shall have the meanings set forth in the Certificate of Designations. "Certificate of Designations" means the Certificate of Designations of Global Crossing Group Stock and GlobalCenter Group Stock, as amended from time to time.

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